UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-33487

                           STARLIMS Technologies Ltd.
             (Exact name of registrant as specified in its charter)

                               32B Habarzel Street
                             Tel Aviv, Israel 69710
                                     Israel
                                 +972-3-7694000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Ordinary Shares, par value NIS 1.0 per share
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



           Rule 12g-4(a)(1)     |X|
           Rule 12g-4(a)(2)     |_|
           Rule 12h-3(b)(1)(i)  |X|
           Rule 12h-3(b)(1)(ii) |_|
           Rule 15d-6           |_|

Approximate number of holders of record as of the certification or notice date:
                                                                             1
                                                                            ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, STARLIMS Technologies Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 1, 2010

                                            STARLIMS Technologies Ltd.

                                            By:/s/Chaim Friedman
                                               -----------------
                                               Name: Chaim Friedman
                                               Title: Chief Financial Officer